UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   GP STRATEGIES, CORPORATION
   9 West 57th Street
   Suite 4170
   New York, NY  10019
2. Issuer Name and Ticker or Trading Symbol
   Millennium Cell Inc.
   MCEL
3. IRS or Social Security Number of Reporting Person (Voluntary)
   13-1926739
4. Statement for Month/Year
   October 17, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/17/|S   | |1,500             |D  |$4.10      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/18/|S   | |1,500             |D  |$4.10      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/19/|S   | |2,500             |D  |$4.10      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/22/|S   | |10,000            |D  |$4.28      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/23/|S   | |26,000            |D  |$5.60      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/23/|J*  | |1,096             |D  |$0.91      |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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                           |10/24/|S   | |7,000             |D  |$4.95      |4,493,583          |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$0.91   |10/23|x   | |1,096      |D  |2/11/|5/11/|Common Stock|1,096  |       |447,715     |D  |            |
(Obligation to Sell)  |        |/01  |    | |           |   |01   |02   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Exercise of Stock Option by employees pursuant to the GP Strategies Corporation Millennium Cell, LLC Stock Option Plan.
SIGNATURE OF REPORTING PERSON
Lydia M. DeSantis, Corporate Secretary
DATE
November 7, 2001